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                     July 12, 2022

       Clifton Robbins
       Principal Executive Officer
       Cohn Robbins Holdings Corp.
       1000 N. West Street
       Suite 1200
       Wilmington, DE 19801

                                                        Re: Cohn Robbins
Holdings Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 1, 2022
                                                            File No. 001-39454

       Dear Mr. Robbins:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              June Dipchand, Esq.